Exhibit 10.50

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Fax: (914) 789-2817 (914) 789-2800 www.progenics.com

January 19, 2018

[*]

Re: Offer of Employment

Dear Ben:

This letter is to confirm our offer to you for the position of Senior Vice President, Quality reporting to Mark Baker, CEO with Progenics Pharmaceuticals, Inc. This position includes the following compensation and benefits package:

Salary: $14,791.67 semi-monthly ($355,000 per year). Payday is the 15th and the last day of each month.

Equity Participation: You may be granted an option to purchase 100,000 shares of Progenics’ Common Stock. This grant is subject to approval by the Compensation Committee of the Company’s Board of Directors at its next meeting. The exercise price of the option will be the closing price per share of Progenics’ Common Stock on the day the option is granted. The option will expire ten years from the date of grant and will be subject to the terms of the Company’s Stock Incentive Plan. You will receive an option agreement setting forth the specific terms of your option grant.

Annual Bonus Plan: You will be eligible to participate in the Company Bonus Plan. Bonuses are based on Corporate and Individual Goal achievement. Your target bonus is 35%.

Sign-on bonus: You will be entitled to a sign-on bonus of $80,000 to be paid within one month of your start date. The full amount of the sign-on bonus will be due back to the Company if you unilaterally terminate your employment within one year of your start date.

Start date: approximately three weeks from clearance of full background verification.

Benefits: Participation in Progenics’ Medical, Dental, Vision, 401(k), and other benefit plans that are available for all professional employees. The Company currently matches 50% of employee’s 401(k) contributions between 1% and 10% of compensation.

You will accrue 20 days of Paid Time Off (PTO) per year, prorated your first year from your start date.

Tuition Reimbursement: Reimbursement for tuition for all pre-approved course work at accredited institutions as described in the Company’s Employee Resource Guide.

Performance & Salary Reviews: Your performance will be assessed under our normal performance management cycle. You will receive a performance and salary review at the end of each calendar year beginning 2018.

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Fax: (914) 789-2817 (914) 789-2800 www.progenics.com

Immigration Law: The Immigration Reform and Control Act of 1986 (IRCA) requires that Progenics, like all employers, verify the employment authorization of every employee hired in order to determine if the individual is legally authorized to work in the United States. The verification process requires that all new employees complete and sign an Employment Eligibility Verification Form (Form I-9) certifying United States citizenship or authorization to work in the United States. It also requires that employers examine specific documents that the employee must provide within two days of starting work or within twenty days if proof is presented that request has been made to the appropriate agency for the necessary documents.

As we have explained, the above offer is contingent on your successful completion of full background verification and the signing of the enclosed statements of basic information about which all new employees ought to be aware. This offer does not constitute a contract of employment. Please confirm your acceptance of this offer by signing and dating this letter and returning it to the Associate Director, Human Resources, Ria Barrett marked Personal & Confidential.

Very truly yours,

/s/ Mark Baker

Mark R. Baker

Chief Executive Officer

Progenics Pharmaceuticals, Inc.

I confirm my acceptance of employment with Progenics Pharmaceuticals, Inc. subject to the terms and conditions of employment as set forth herein.

/s/ Benedict Osorio	January 20, 2018
Benedict Osorio	Date